Carolina Trust BancShares, Inc. 8-K

Exhibit 99.1

Carolina Trust BancShares, Inc. Completes Private Placement of Subordinated Notes

LINCOLNTON, N.C., Oct. 13, 2016 (GLOBE NEWSWIRE) -- Carolina Trust BancShares, Inc. (NASDAQ:CART), parent company of Carolina Trust Bank, announced today the completion of a private placement of $10.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes to certain institutional accredited investors. Unless earlier redeemed, the notes will mature on October 15, 2026. The notes bear interest at a fixed rate of 6.900% for the first five years, and thereafter will bear a floating interest rate equal to three-month LIBOR plus 571.8 basis points.

The company intends to use the net proceeds from the sale of the notes for general corporate purposes, investment in its bank subsidiary, and, subject to regulatory approval, to redeem the remaining $2.58 million of outstanding preferred securities of the bank. The bank’s preferred securities were originally issued as part of the U.S. Treasury’s TARP Capital Purchase Program. The notes have been structured to qualify as Tier 2 capital for regulatory purposes.

“The issuance of this debt allows us to take advantage of a favorable environment for community banks to access the capital markets,” said Jerry L. Ocheltree, President and Chief Executive Officer. “We should be able to redeem our TARP preferred securities while also gaining additional capital to support continued organic growth and potential strategic opportunities that could develop. We believe this addition of capital at these rate levels will provide longterm value to the company and its shareholders.”

Sandler O’Neill + Partners, L.P. served as the sole placement agent for the private offering and was advised by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP. Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, served as legal counsel for the company.

About Carolina Trust BancShares, Inc.

Carolina Trust BancShares, Inc. is a bank holding company and the parent company of Carolina Trust Bank. Carolina Trust Bank is a full service, state-chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically preceded by, followed by or include words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results might differ materially from those projected in the forward-looking statements for various reasons. Except as required by law, the company specifically disclaims any obligation to update any factors or to publicly announce revisions to any forward-looking statements to reflect future events or developments.

Contact:

Jerry L. Ocheltree
President and CEO
Carolina Trust BancShares, Inc.
(704) 735-1104

Source: Carolina Trust Bank